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                                                                    EXHIBIT (j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of Bridgeway Fund, Inc.:

We hereby consent to the inclusion in this Post-Effective Amendment No. 11 to the Registration Statement of Bridgeway Fund, Inc. on Form N-1A ("Registration Statement") of our reports dated August 16, 2000, relating to the financial statements and financial highlights, as applicable for each of the Portfolios included in Bridgeway Fund, Inc. ("Fund"), which appears in the June 30, 2000 Annual Report to Shareholders of the Fund, which is also included in the Registration Statement. We also consent to the references to our firm under the headings "General Information" and "Independent Accountants" in the Prospectus, Financial Highlights and the Statement of Additional Information.





Houston, Texas
August 29, 2000